As filed with the Securities and Exchange Commission on May 29, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TRIQUINT SEMICONDUCTOR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	95-3654013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2300 NE Brookwood Parkway

Hillsboro, Oregon 97124

(Address of principal executive offices)

1996 STOCK INCENTIVE PROGRAM

2007 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Ralph Quinsey

President and Chief Executive Officer

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, Oregon 97124

(503) 615-9000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Julia Reigel

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the 1996 Stock Incentive Program	5,000,000	$5.18	$25,875,000.00	$794.36
Common Stock, $0.001 par value, to be issued under the 2007 Employee Stock Purchase Plan	2,000,000	$5.18	$10,350,000.00	$317.75
Total	7,000,000		$36,225,000.00	$1,112.11

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 1996 Stock Incentive Program and 2007 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	The exercise price of $5.18 per share is estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the amount of the registration fee and is equal to the average of the high and low sales price of a share of the registrant’s common stock as reported by The NASDAQ Global Market on May 22, 2007.

TRIQUINT SEMICONDUCTOR, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by TriQuint Semiconductor, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 15, 2007;

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (i) above;

(3) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-B filed with the SEC on February 18, 1997 pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description; and

(4) The description of the Company’s Preferred Share Rights Agreement contained in the Company’s Registration Statement on Form 8-A filed with the SEC on July 24, 1998 any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company’s Bylaws also permit the Company to secure insurance on behalf of any officer, director, and employee or other agents for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Company currently has secured such insurance on behalf of its officers, directors and certain employees.

The Company has entered into agreements to indemnify its directors, officers and certain employees, in addition to indemnification provided for in the Company’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Company’s directors, officers and certain employees for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director, officer or employee of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to legality of securities being registered

10.1	1996 Stock Incentive Program, as amended and restated effective February 2005

10.2*	2007 Employee Stock Purchase Plan

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.01	Power of Attorney (see page II-4).

*	Incorporated by reference to Exhibit 10.54 filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 15, 2007.

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Articles of Incorporation of the registrant, the Bylaws of the registrant, indemnification agreements entered into between the registrant and its officers and directors or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, TriQuint Semiconductor, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on this 29th day of May, 2007.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ STEPHANIE J. WELTY
Stephanie J. Welty
Vice President of Finance and Administration, Secretary and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph G. Quinsey and Stephanie J. Welty, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RALPH G. QUINSEY	President and Chief Executive Officer
Ralph G. Quinsey	(Principal Executive Officer)	May 29, 2007

/s/ STEPHANIE J. WELTY	Vice President, Finance and Administration,
Stephanie J. Welty	Chief Financial Officer and Secretary	May 29, 2007
(Principal Financial and Accounting Officer)

/s/ STEVEN J. SHARP
Steven J. Sharp	Chairman of the Board	May 29, 2007

/s/ PAUL A. GARY
Paul A. Gary	Director	May 29, 2007

/s/ CHARLES SCOTT GIBSON
Charles Scott Gibson	Director	May 29, 2007

/s/ NICOLAS KAUSER
Nicolas Kauser	Director	May 29, 2007

/s/ WALDEN C. RHINES
Walden C. Rhines	Director	May 29, 2007

/s/ WILLIS C. YOUNG
Willis C. Young	Director	May 29, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to legality of securities being registered

10.1	1996 Stock Incentive Program, as amended and restated effective February 2005

10.2*	2007 Employee Stock Purchase Plan

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.01	Power of Attorney (see page II-4).

*	Incorporated by reference to Exhibit 10.54 filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 15, 2007.